Exhibit 10.1

EMPLOYMENT AGREEMENT

This employment agreement (this “Agreement”) is hereby entered into as of May 31, 2019 by and between Casey’s General Stores, Inc., an Iowa corporation (the “Company”), and Darren M. Rebelez (“Executive”) (each, a “Party”), to become effective as of June 24, 2019 (the “Effective Date”).

WITNESSETH:

WHEREAS, the Company wishes to appoint Executive as its President and Chief Executive Officer pursuant to the terms and conditions hereof and, in order to induce Executive to enter into this Agreement and to secure the benefits to accrue from his performance hereunder, is willing to undertake the obligations assigned to it herein; and

WHEREAS, Executive is willing to commence his employment with the Company under the terms hereof and to enter into the Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto agree as follows:

1.           POSITION; REPORTING; RESPONSIBILITIES.

1.1                   Executive shall serve as President and Chief Executive Officer of the Company during the Term (as defined below).  Executive shall at all times report directly to, and be subject to the supervision, control and direction of, the Board of Directors of the Company (the “Board”).  Executive shall have the duties, responsibilities and authorities commensurate with the position of chief executive officer of a company of the size and scope of the Company and as assigned to Executive from time to time by the Board and not inconsistent with the Bylaws of the Company.  Executive’s principal office shall be the Company’s corporate headquarters in Ankeny, Iowa, subject to necessary travel on the Company’s business.

1.2                   During the Term, Executive shall devote his full time and attention and give his best efforts and skills to furthering the business and interests of the Company; provided, that, the foregoing shall not prevent Executive from volunteering his time and efforts on behalf of charitable, civic and professional organizations to the extent it does not interfere or conflict with Executive’s responsibilities under this Agreement.  Except as set forth in Exhibit A attached hereto, Executive is not authorized to be a member of a board of another corporation or organization without the express written approval of the Board.

2.            TERM.

The term of employment under this Agreement shall commence as of the Effective Date and shall continue through the third anniversary of the Effective Date unless sooner terminated in accordance with this Agreement, and thereafter as herein provided.  Executive’s term of employment shall automatically renew for subsequent one-year periods, the first of which would begin on June 24, 2022, subject to the terms of this Agreement (including any earlier termination in accordance with this Agreement), unless either Party gives written notice at least six (6) months prior to the expiration of the then existing term of his or its decision not to renew. The period during which Executive is employed pursuant to the terms of this Agreement is referred to as the “Term”.

3.            COMPENSATION.

3.1                   Base Salary.  The Company shall pay Executive a base salary during the Term at an annual rate of Nine Hundred Fifty Thousand Dollars ($950,000) (the “Base Salary”), less applicable deductions and tax withholdings, payable in accordance with the standard payroll practices of the Company.  During the Term, the Base Salary shall be reviewed annually and may be increased by the Board at any time and from time to time as the Board may determine to be appropriate, in its reasonable discretion.

3.2                   Annual Bonus.  Executive shall be eligible to receive an annual bonus (the  “Annual Bonus”) in respect of each fiscal year of the Company ending during the Term, with a target bonus opportunity equal to 100% of Executive’s Base Salary earned by Executive in respect of such fiscal year and a maximum bonus opportunity equal to 200% of such target bonus opportunity, subject to the achievement of performance goals as determined by the Compensation Committee of the Board (the “Compensation Committee”).  All Annual Bonuses payable to Executive shall be determined and paid as soon as practicable following the end of the applicable fiscal year and in any event no later than March 15th of the calendar year following the fiscal year for which such bonus is earned and payable.  During the Term, the Annual Bonus target opportunity shall be reviewed annually and may be increased by the Board at any time and from time to time as the Board may determine to be appropriate, in its reasonable discretion.

3.3                    Long-Term Incentive Awards.

               (a)            Make-Whole Award.  On the Effective Date, subject to Executive’s commencement of employment with the Company on such date, Executive shall be granted under the Company’s 2018 Stock Incentive Plan (the “2018 Plan”) (i) an award of restricted stock units (“RSUs”)  with a grant date value equal to Three Million Eight Hundred Fifty Thousand Dollars ($3,850,000) and (ii) an award of performance-based restricted stock units (“PSUs”) with a target grant date value equal to One Million Eight Hundred Fifty Thousand Dollars ($1,850,000) (collectively, the “Make-Whole Award”).  The RSUs shall vest over a three-year period in equal installments on each of the first three anniversaries of the grant date.  The PSUs shall cliff vest between 0% and 200% of target on the third anniversary of the grant date, subject to the achievement of applicable performance goals related to the Company’s total shareholder return relative to its peer group for fiscal years 2020, 2021 and 2022, as determined by the Compensation Committee in its reasonable discretion and not inconsistent with the annual PSU awards granted to other senior executives of the Company in fiscal year 2020.  The Make-Whole Award shall be subject to and governed in all respects by the terms of the award agreements between Executive and the Company entered into with respect to such Make-Whole Award, which shall include the Company’s standard terms and conditions currently applicable to such awards regarding termination of employment; provided that such award agreements shall provide that (x) in the event that Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason (each, as defined below) prior to the applicable vesting date (other than within 24 months following a Change of Control (as defined in the 2018 Plan)), subject to Executive satisfying the Severance Condition (as defined below) pursuant to Section 7.5 and, in the case of any unvested PSUs, to the Company’s achievement of the applicable performance goals, the unvested portion of the Make-Whole Award, if any, shall remain outstanding and continue to vest in accordance with its original terms for a period of 24 months following the date of such termination and (y) in the event that Executive’s employment with the Company is terminated due to Executive’s death or Disability (as defined below) during the Term, the unvested portion of the Make-Whole Award, if any, shall immediately vest in full, and the performance goals applicable to any unvested PSUs shall be deemed satisfied at target or, in the event that such termination occurs within twenty-four (24) months following a Change of Control, shall be determined based on the Company’s actual performance immediately prior to such Change of Control; provided, further, that such award agreements shall include such other terms as the Company determines necessary to ensure that the Make-Whole Award complies with Section 409A of the Internal Revenue Code, including current and future guidance and regulations interpreting such provisions (collectively, “Code Section 409A”).

  (b)            Annual LTI Award.  Subject to approval of the Board or the Compensation Committee and Executive’s continued employment on the applicable grant date, Executive shall be eligible to receive an annual equity award with a target grant date value equal to Two Hundred Seventy-Five Percent (275%) of Executive’s Base Salary in respect of each fiscal year of the Company during the Term (the “Annual LTI Award”).  Annual LTI Awards shall generally be subject to terms and conditions applicable to the Company’s other senior executives, and each Annual LTI Award shall be subject to and governed in all respects by the terms of the award agreement between Executive and the Company entered into with respect to such award.  Annual LTI Awards shall be made in accordance with the Company’s normal annual grant cycle beginning in fiscal year 2020; provided that the Annual LTI Awards made in fiscal year 2020 shall be made on the Effective Date, subject to Executive’s commencement of employment with the Company on such date.  During the Term, the target Annual LTI Award shall be reviewed annually and may be increased by the Board at any time and from time to time as the Board may determine to be appropriate, in its reasonable discretion.

4.	EMPLOYEE BENEFITS.

4.1                    Benefits.  Except as set forth in Section 7.4 herein, during the Term and subject to all eligibility requirements, and to the extent permitted by law, Executive shall have the opportunity to participate in all incentive, savings, retirement, welfare and other employee benefit plans, practices, policies and programs generally available to the Company’s employees in accordance with the provisions thereof as in effect from time to time, including, without limitation, the annual incentive plans and bonus pools established by the Compensation Committee; medical, prescription and dental insurance coverages; group life and accidental death and travel accident insurance coverages; holidays and vacations; 401(k) and deferred compensation plans and programs; short-term and long-term disability plans; and other fringe benefits as may be in effect from time to time.

4.2                     Company Automobile.  During the Term, the Company shall provide Executive with a Company-owned automobile.  Executive acknowledges that he shall be subject to applicable federal and state income and other employment related taxes for his personal use thereof.

4.3                     Relocation.  Executive shall be required to relocate to Des Moines, Iowa, or the surrounding area, as soon as reasonably practicable following the Effective Date.  To minimize the disruption of Executive’s relocation to Iowa, the Company shall reimburse Executive for (a) up to Two Hundred Thousand Dollars ($200,000) in transaction costs actually incurred by Executive in connection with the sale of Executive’s residence in California and up to Fifteen Thousand Dollars ($15,000) for reasonable and customary fees and expenses actually incurred by Executive in connection with purchasing replacement residential real estate in the Des Moines area (such amounts, collectively, the “Relocation Payment”); (b) the reasonable cost of relocating Executive’s household possessions to Iowa, including the reasonable costs associated with packing, shipping and delivering furniture and other household goods and shipping and delivering up to two (2) automobiles, in each case, from California to Iowa; and (c) the cost of up to six roundtrip tickets between California and Iowa for the period from the Effective Date through December 31, 2019, which tickets may be used by Executive or his spouse, in each case, which reimbursement shall be made no later than March 15, 2020, subject to Executive’s presentation of invoices and such other information as the Company shall reasonably require.  In addition, the Company shall provide Executive with a monthly stipend of Five Thousand Dollars ($5,000) (and not to exceed Thirty Thousand Dollars ($30,000) in the aggregate) for the period from the Effective Date through the earlier of the sale of Executive’s residence in California and December 31, 2019.  In the event that Executive terminates his employment other than for Good Reason or the Company terminates Executive’s employment for Cause, in each case, on or prior to the first anniversary of the Effective Date, Executive shall be required to reimburse the Company for the Relocation Payment within ninety (90) days following such termination.

5.	LIFE INSURANCE BENEFITS.

At the beginning of the Term, the Company shall purchase at its sole expense and maintain in full force and effect a ten-year level premium term life insurance policy with a death benefit of One Million Dollars ($1,000,000) that insures the life of Executive and is payable upon the death of Executive to a beneficiary designated by Executive (the “Policy”).  The Company shall execute such documents as may be necessary or advisable to assign the ownership of such Policy to Executive upon the expiration of the Term.

6.	EXPENSE REIMBURSEMENTS.

During the Term, Executive shall be entitled to receive prompt reimbursement from the Company for all reasonable, out-of-pocket expenses incurred by him (in accordance with policies and procedures established by the Company), in connection with his performing services hereunder, provided Executive properly accounts therefor.

7.	TERMINATION OF EMPLOYMENT.

7.1                    Death.  In the event of the death of Executive during the Term of this Agreement (other than within twenty-four (24) months following a Change of Control), this Agreement shall terminate and all obligations of the Company to Executive shall cease as of the date of death, with the exception of (a) all rights to advancement and indemnification in respect of Executive’s service as a director or officer of the Company or any of its subsidiaries, which shall continue without regard to the termination of this Agreement or Executive’s employment with the Company, and (b) those obligations accrued or earned and vested (if applicable) by Executive as of the date of death, including for this purpose Executive’s full Base Salary through the date of Executive’s termination at the rate then in effect, plus any compensation previously deferred by Executive (together with any accrued interest thereon) and not yet paid by the Company, any accrued vacation pay not yet paid by the Company, any entitlement Executive has pursuant to Section 5 to have the Policy assigned to him (or his beneficiaries) and any reimbursements to which Executive is entitled pursuant to Section 4.3 or 6 (those obligations described in this clause (b), together, the “Accrued Obligations”), all of which shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) calendar days following the date of Executive’s death.  All rights and benefits of Executive under any stock option, restricted stock, and/or restricted stock units award agreements, or arising under the benefit plans and programs of the Company in which Executive is then a participant, or which are otherwise available to surviving family members of Company employees (collectively, “Benefit Plans and Agreements”), shall be provided as determined in accordance with the terms and provisions of such agreements, plans and programs; provided that the Make-Whole Award shall be treated in accordance with the provisions of Section 3.3(a).

7.2                     Disability.  In the event of Executive’s Disability (as defined below), the Company may give Executive written notice that this Agreement shall terminate effective on the 30th calendar day following the date of such notice due to Executive’s Disability.  In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive; provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.  In such event, (a) all obligations of the Company to Executive shall cease on the date specified in the notice, other than the payment of the Accrued Obligations, which shall be paid to Executive in a lump-sum cash payment within thirty (30) calendar days following the date of such termination, and all rights to advancement and indemnification in respect of Executive’s service as a director or officer of the Company or any of its subsidiaries, which shall continue without regard to the termination of this Agreement or Executive’s employment with the Company, and (b) Executive shall thereafter be entitled to receive disability and other benefits payable under the Company’s long-term disability insurance coverage.  All rights and benefits of Executive under any Benefit Plans and Agreements, or which are otherwise available to disabled employees and/or their family members, shall be provided as determined in accordance with the terms and provisions of such agreements, plans and programs; provided that the Make-Whole Award shall be treated in accordance with the provisions of Section 3.3(a).  For purposes of this Agreement, “Disability” means (i) permanent and total disability as determined under the Company’s long-term disability plan applicable to Executive or (ii) if there is no such plan applicable to Executive, a disability which, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers; provided, however, that if any amounts payable under this Agreement constitute deferred compensation (within the meaning of Code Section 409A), and payment of such amount is intended to be triggered pursuant to Code Section 409A(a)(ii) by Executive’s disability, such term shall mean that Executive is considered “disabled” within the meaning of Code Section 409A.

7.3                     By Company For Cause.  The Company may terminate Executive’s employment, remove him as an officer of the Company and terminate this Agreement at any time for “Cause” (as defined below).  In the event of such termination for Cause, all obligations of the Company to Executive shall cease, other than (i) the payment of the Accrued Obligations through the date of such termination for Cause, which shall be paid to Executive in a lump-sum cash payment within thirty (30) calendar days following the date of such termination, and (ii) all rights to advancement and indemnification in respect of Executive’s service as a director or officer of the Company or any of its subsidiaries, which shall continue without regard to the termination of this Agreement or Executive’s employment with the Company.  Any rights and benefits Executive may have under any Benefit Plans and Agreements shall be determined in accordance with the terms and provisions of such agreements, plans and programs.  The term “Cause” shall mean (a) Executive’s willful misconduct in the performance of Executive’s duties, including but not limited to violation of any Company policy, this Agreement or any other agreement between Executive and the Company or its subsidiaries, including the restrictive covenants to which Executive is subject under Section 8 hereof; (b) embezzlement, fraud or dishonesty by Executive; (c) commission by Executive of a felony; or (d) other personal or professional conduct that can reasonably be expected to bring public embarrassment or disgrace to the Company or its subsidiaries.

7.4                   By Company Without Cause or by Executive for Good Reason (Other Than Within Twenty-Four (24) Months Following a Change of Control).  The severance benefits to which Executive is entitled under this Section 7.4 shall be in lieu of severance benefits under any severance plan of the Company, as may be in place from time to time, in which Executive is otherwise eligible to participate during the Term.

(a)            Without Cause.  The other provisions of this Agreement notwithstanding, the Company may terminate Executive’s employment, remove him as an officer and terminate this Agreement at any time for whatever reason it deems appropriate, without Cause and with or without prior notice.  In the event of such a termination, all rights and benefits of Executive under any Benefit Plans and Agreements shall be determined in accordance with the provisions of such agreements, plans and programs; provided that the Make-Whole Award shall be treated in accordance with the provisions of Section 3.3(a).  Furthermore, in the event of any termination of Executive’s employment by the Company without Cause during the Term (other than within twenty-four (24) months following a Change of Control), subject, in the cases of clauses (ii) and (iii) of this Section 7.4(a), to Executive satisfying the Severance Condition (as defined below) pursuant to Section 7.5, Executive shall be entitled to:

i.	any Accrued Obligations through the date of such termination, which shall be paid to Executive in a lump-sum cash payment within thirty (30) calendar days following the date of such termination, and all rights to advancement and indemnification in respect of Executive’s service as a director or officer of the Company or any of its subsidiaries, which shall continue without regard to the termination of this Agreement or Executive’s employment with the Company;

ii.	severance pay equal to twenty-four (24) months’ Base Salary, which shall be payable to Executive in a lump-sum cash payment within seventy (70) calendar days following the date of such termination (such amount, the “Severance Pay”); and

iii.	a monthly cash payment equal to the monthly COBRA premium Executive would be required to pay to continue group health coverage as in effect on the date of such termination for Executive and his eligible covered dependents for a period of twenty-four (24) months following the date of such termination (collectively, the “Benefits Continuation Payments”); provided that any monthly payments that would otherwise have been paid prior to satisfaction of the Release Period shall be paid in a lump sum within ten (10) days after the Release Period has been satisfied.

 (b)            For Good Reason.  Executive may terminate his employment at any time during the Term for Good Reason (as defined below), subject to the terms of this Section 7.4(b).  In the event of any termination of Executive’s employment by Executive for Good Reason during the Term pursuant to this Section 7.4(b) (other than within twenty-four (24) months following a Change of Control), Executive shall receive all payments and benefits described in Section 7.4(a), and Executive shall be subject to all obligations and conditions set forth in Section 7.4(a) in respect of a Good Reason termination by Executive, including, without limitation, in respect of Executive satisfying the Severance Condition pursuant to Section 7.5.  The term “Good Reason” shall mean any of the following actions taken by the Company without Executive’s consent:  (i) a material diminution of Executive’s title, authority, duties or responsibility; (ii) a reduction in Executive’s Base Salary, Annual Bonus target opportunity or target Annual LTI Award; (iii) requiring that Executive report to an individual or entity other than the Board; or (iv) requiring that Executive relocate Executive’s primary workplace more than fifty (50) miles from the workplace in effect on the Effective Date; provided, however, that the occurrence of any of the events described in clauses (i) through (iv) above shall not constitute Good Reason unless (x) Executive provides the Company with written notice within sixty (60) calendar days after the initial occurrence of any of such event that Executive believes that such event constitutes Good Reason; (y) the Company thereafter fails to cure any such event within thirty (30) calendar days after receipt of such notice; and (z) Executive’s date of termination as a result of such event occurs within thirty (30) calendar days after the expiration of the cure period.

7.5                     Conditions for Severance Pay and Benefits Continuation Payments.  Notwithstanding anything above to the contrary, Executive agrees that the treatment of the Make-Whole Award upon termination without Cause or for Good Reason under Section 3.3(a) and his entitlement to the Severance Pay and Benefits Continuation Payments under Section 7.4 shall be contingent upon (a) Executive executing a general release of any claims related to his employment and termination hereunder, with such release to be substantially in the form attached hereto as Exhibit B, subject to updates required by applicable law, and such release becoming effective and irrevocable no later than the sixtieth (60th) calendar date after Executive’s date of termination from the Company (or such longer period as may be required by applicable law) (the “Release Period”) and (b) Executive strictly complying with the terms of this Agreement and any other written agreements between the Company and Executive, including without limitation Executive’s compliance with the obligations under Section 8 below that survive the termination Executive’s employment (collectively, the “Severance Condition”).  Executive further agrees that the treatment of the Make-Whole Award under Section 3.3(a), the Severance Pay and Benefits Continuation Payments shall be full and adequate compensation to Executive for all damages Executive may suffer as a result of the termination of his employment without Cause or for Good Reason.

7.6                     Change of Control.  In the event of a “Change of Control” of the Company, as such term is defined in the 2018 Plan, Executive shall thereupon become entitled to all of the rights, payments and benefits set forth in the Change of Control Agreement that is attached hereto as Exhibit C (the “Change of Control Agreement”), and this Agreement shall automatically terminate, and the Company shall have no further obligation to Executive under this Agreement; provided, however, that (a) the provisions of Section 3.3(a) in respect of the Make-Whole Award that are applicable following a Change of Control shall remain applicable, (b) Sections 5 and 8 hereof shall continue in effect and be binding on the Company and Executive following any “Change of Control”, and (c) all rights to advancement and indemnification in respect of Executive’s service as a director or officer of the Company or any of its subsidiaries shall continue in effect following any “Change of Control”.

7.7                     Voluntary Termination.  Executive may terminate his employment of his own volition and without Good Reason at any time prior to the end of the Term upon thirty (30) calendar days’ prior written notice to the Company, unless waived in writing by the Company.  Such termination shall constitute a voluntary termination, and in such event the Company’s only obligation to Executive shall be to pay all Accrued Obligations to Executive through the date of such termination in a lump-sum cash payment within thirty (30) calendar days following the date of such termination, and all rights to advancement and indemnification in respect of Executive’s service as a director or officer of the Company or any of its subsidiaries, which shall continue without regard to the termination of this Agreement or Executive’s employment with the Company.  All rights and benefits Executive may have under any Benefit Plans and Agreements shall be determined in accordance with the terms and provisions of such agreements, plans and programs.

7.8                     Expiration of Term.  Any termination of Executive’s employment at the end of the then-current Term due to a notice of non-renewal provided by either Party pursuant to Section 2 of this Agreement shall be considered an expiration of the Agreement governed by the terms of this Section 7.8.  Under such circumstances, Executive’s employment will cease, Executive will be removed as an officer of the Company, and Executive’s resignation as a Director will become effective, and all obligations of the Company to Executive shall cease, other than the payment of the Accrued Obligations to Executive through the date of such expiration in a lump-sum cash payment within thirty (30) calendar days following the date of such expiration, and all rights to advancement and indemnification in respect of Executive’s service as a director or officer of the Company or any of its subsidiaries, which shall continue without regard to the termination of this Agreement or Executive’s employment with the Company.  Any rights and benefits Executive may have under any Benefit Plans and Agreements shall be determined in accordance with the provisions of such agreements, plans and programs.  Notwithstanding the foregoing, the expiration of the Term shall be treated as a termination by the Company without Cause solely for purposes of any unvested portion of the Make-Whole Award under Section 3.3(a).

7.9                     Resignation Upon Termination.  Executive acknowledges that a condition precedent to his being appointed to the position of President and Chief Executive Officer and receiving any of the compensation or benefits set forth in this Agreement was his agreement to execute and deliver to the Company an irrevocable letter of resignation from the Board and all other positions and offices of the Company and its subsidiaries, in a form reasonably satisfactory to the Company.  The resignation shall provide that if Executive’s employment ends for any reason, Executive tenders his resignation from the Board and all other positions and offices of the Company and its subsidiaries simultaneously with the termination of employment.  The Board shall have unfettered discretion to accept or not accept such resignation.

7.10                Survival following Termination.  Executive acknowledges and agrees that the obligations of Executive set forth under Section 8 herein shall remain in full force and effect following termination of this Agreement and Executive’s termination of employment for any reason (other than in the event of Executive’s death).

8.	COVENANTS OF EXECUTIVE.

8.1                    Executive shall promptly disclose to the Company and assign to the Company his entire right, title, and interest in any invention, idea, or work, whether patentable or not or copyrightable or not, which is conceived or made solely or jointly by him while employed by the Company and which relates in any manner to the actual or reasonably anticipated business, research, or other activities of the Company or which is suggested by or results from any task assigned to or performed by Executive on behalf of the Company.  Executive further agrees that he promptly shall disclose to the Company any and all inventions, ideas, or works covered by this paragraph, and that he, if requested, shall promptly execute a specific assignment of title to the Company for such inventions, ideas, or works, and that he shall take all reasonable actions necessary to enable the Company to secure patent, copyright or other protection in the United States and in foreign countries.  If the Company is unable because of Executive’s mental or physical incapacity to secure Executive’s signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions and original works of authorship belonging to the Company hereunder, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him.  Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that he may hereafter have for infringement of any patents or copyright resulting from any such application for letters patent or copyright registrations belonging to the Company hereunder.

8.2                    As used in this Agreement, the term “Confidential Information” includes so much of the Company’s information, knowledge, inventions, discoveries, ideas, research, methods, practices, processes, systems, formulae, designs, concepts, products, projects, improvements and developments that have unique and special value to the Company, and that are not generally known to the public or its competitors.  The term shall include but not be limited to (a) trade secrets, as defined by law; (b) information relating to possible store locations or acquisitions, current or possible new products or services to be offered for sale in the Company’s stores, operating methods or procedures used in the business of the Company, in each case, that are not generally known to the public, other than as a result of Executive’s breach of this Agreement; (c) financial condition, profits, and indebtedness of the Company; (d) people and entities with whom the Company has existing or prospective business and employment relationships and information the Company has or may receive regarding those relationships, in each case, that are not generally known to the public, other than as a result of Executive’s breach of this Agreement; (e) information the Company has received from others that carries an obligation to treat it as confidential or proprietary; and (f) other matters or details not otherwise publicly disclosed, including disclosures in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) whether in the form of memoranda, reports, computer software and data banks, customer lists, employee lists, books, records, financial statements, manuals, papers, contracts or strategic plans.

8.3                     Executive acknowledges that the Company competes with other organizations that are or could be located in any of the states in which the Company does business.  Executive further acknowledges that in the course of the Company’s business, it has amassed a significant body of Confidential Information, which has been acquired over a number of years and at great expense, to which Executive will be provided access in order to perform his duties at the Company, and that Executive will add to the Confidential Information during the course of his employment.  Executive further acknowledges that the Confidential Information is and shall remain the sole and exclusive property of the Company, and that the Company has proprietary interests in maintaining the secrecy of its Confidential Information.  Executive further acknowledges that as a result of the services to be rendered to the Company hereunder, Executive will be brought into close contact with Confidential Information of the Company, its subsidiaries and affiliates that is not readily available to the public.

8.4                     Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information of the Company or any of its subsidiaries, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its subsidiaries and which shall not be or become public knowledge (other than by acts by Executive or his representatives in violation of this Agreement).  Specifically, during his employment, Executive shall exercise the utmost care to safeguard the Confidential Information and, except as required or appropriate in the proper performance of his duties to the Company, shall only Disclose (as defined below) the Confidential Information as directed or permitted by the Company and in order to further the Company’s best interests, as required to comply with a validly issued court order or administrative subpoena.  Except as required for the proper performance of his duties, Executive shall not copy any documents, data, tapes, or other media containing the Confidential Information or remove any of the Confidential Information.  During his employment, Executive shall, upon the request of the Company, immediately return any and all of the Confidential Information in Executive’s possession, custody, or control.  For purposes of this provision, “Disclose” shall mean to directly or indirectly divulge, convey, reproduce, summarize, reformat, show, discuss, use, or tangibly possess in verbal, written, or electronic form, the Confidential Information.

8.5                    Upon termination of the employment relationship between Executive and the Company, regardless of the reason, Executive shall immediately return to the Company any and all Confidential Information within Executive’s possession, custody, or control.  In addition, Executive shall immediately return to the Company all Company-owned property, including but not limited to keys, passwords, passcards, identification cards, credit cards, vehicles, computers, printers, pagers, smart phones and PDAs.  In addition, upon termination of the employment relationship between Executive and the Company, regardless of the reason, without the prior written consent of the Company, Executive shall not ever Disclose any Confidential Information other than to those designated by the Company, or except as may be required to comply with a validly issued court order or administrative subpoena or as contemplated under Section 8.8 below.

8.6                     Executive acknowledges that part of the information included in Confidential Information in this Section 8 includes information regarding the Company’s personnel (including, without limitation, information about salaries, duties, qualifications, performance levels, and terms of compensation of other employees), customers and suppliers.  Executive agrees that during the time Executive is employed by the Company and for a period of two (2) years following the date of the termination of Executive’s employment relationship with the Company, regardless of the reason for the termination, Executive shall not directly or indirectly (such as by providing information or assistance to any other person or entity) (i) encourage any person who was an employee of the Company during the time Executive was employed by the Company to leave the employ of the Company, or (ii) interfere with, disrupt or attempt to disrupt, any existing relationship, contractual or otherwise, between the Company, its subsidiaries or affiliated entities, and any customer, client, supplier or agent of the Company.

8.7                     Executive agrees that during the time Executive is employed by the Company and for a period of two (2) years following the date of termination of the employment relationship between Executive and the Company, regardless of the reason for the termination, Executive shall not, directly or indirectly, own, manage, operate, control be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, that is a competitor of the Company without the prior written consent of the Company, which may be granted or withheld by the Company in its sole and absolute discretion.  Notwithstanding the foregoing, nothing herein shall prohibit Executive from owning not more than 2% of the equity securities of a publicly traded corporation engaged in a business that is a competitor of the Company or any of its subsidiaries, so long as the Executive (a) has no active participation in the business of such corporation and (b) is not a controlling person of, or a member of a group which controls, such publicly traded corporation.  For purposes of this Section 8.7, the word “competitor” means any person or entity engaged, directly or indirectly through a subsidiary or affiliate, in the business of operating retail “convenience stores”; gasoline stations, travel plazas or other vehicle fuel outlets; or “quick serve” pizza restaurants or other “fast food” pizza outlets, in each case, in two or more states, at least one of which is a state in which the Company has operations or that Executive knows is a state in which the Company is actively considering the establishment of operations.

8.8                     (a) This Agreement is not intended to limit or restrict, and shall not be interpreted in any manner that limits or restricts, Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Securities Exchange Act of 1934 (“Section 21F”)) or receiving an award for information provided to any government agency under any legally protected whistleblower rights. Notwithstanding anything in this Agreement to the contrary, nothing in or about this Agreement prohibits Executive from:  (i) filing and, as provided for under Section 21F, maintaining the confidentiality of a claim with the SEC; (ii) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate this Section 8, to the extent permitted by Section 21F; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F.

(b)  Executive acknowledges that Executive has been notified that under the Defend Trade Secrets Act:  (i) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (x) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or (y) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order

8.9                     Upon termination of the employment relationship between Executive and the Company, regardless of the reason, Executive shall cooperate with and respond to the Company’s reasonable requests for information or follow-up assistance pertaining to work Executive performed on behalf of the Company or its subsidiaries or other matters in which Executive was involved or of which he was otherwise aware, including any investigation, administrative proceeding or litigation relating to any matter that occurred prior to the date of his termination of employment from the Company. Executive’s cooperation shall include but not be limited to making himself available for interviews or testimony if reasonably requested by the Company’s legal department. The Company shall reimburse Executive for any reasonable expenses incurred by Executive in connection with such requests or assistance if supported by required documentation, and shall use commercially reasonable efforts to ensure that any such requested interviews or testimony do not interfere with Executive’s subsequent employment. No payment made to Executive hereunder is intended to be or shall be interpreted as a payment for particular testimony or assistance with respect to the legal matters specified above or any other matter. Executive understands that he is to provide his good faith assistance and agrees to provide truthful responses to any requests for information or testimony.

8.10                 Upon termination of the employment relationship between Executive and the Company, regardless of the reason, Executive agrees that he shall not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party, other than a law enforcement or authorized regulatory agency of the United States Government or any state or local government, against the Company or its subsidiaries.  Executive agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to Executive’s employment by the Company or its subsidiaries, to the extent reasonably practicable and subject to all applicable legal requirements, Executive shall give prompt notice of such request to the Company pursuant to Section 14 and will make no disclosure until the Company and/or its subsidiaries have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Executive shall notify any such person or entity of Executive’s obligations with respect to confidentiality under this Agreement, and any other applicable agreements, and Executive shall continue to honor such obligations in the course of responding to law enforcement or regulatory agency inquiries, as lawfully permitted and subject to the foregoing.

8.11               Executive agrees that the remedy at law for any breach or threatened breach of any covenant contained in this Section 8 may be inadequate and that the Company, in addition to such other remedies as may be available to it, in law or in equity, shall be entitled to injunctive relief without bond or other security.

8.12               In addition to any other remedies that may be available to it under this Agreement, in the event of any breach by Executive of this Section 8, Executive shall forfeit without payment therefor all outstanding equity awards held by Executive, including any outstanding awards granted pursuant to Section 3.3 hereof, and any unpaid portion of the Severance Pay and Benefits Continuation Payments.

8.13              Although the obligations and restrictions contained in this Section 8 are considered by the Parties hereto to be fair and reasonable in the circumstances, it is recognized that restrictions of such nature may fail for technical reasons, and accordingly it is hereby agreed that if any of such restrictions shall be adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, or the period thereof reduced or the area dealt with thereby reduced in scope, the obligations and restrictions contained in this Section 8 shall be enforced to the maximum extent permitted by law, and the Parties consent and agree that such scope or wording may be accordingly judicially modified in any proceeding brought to enforce such restrictions.

8.14               Notwithstanding that Executive’s employment hereunder may expire or be terminated as provided in Sections 2 or 7 above, this Agreement shall continue in full force and effect insofar as is necessary to enforce the covenants and agreements of the Company and the Executive, including Executive’s obligations contained in this Section 8.  In addition, for purposes of this Section 8, the Company shall mean the Company and its subsidiaries.

8.15               Executive acknowledges and agrees that Executive is subject to the policies and procedures of the Company, as in effect from time to time, including the Code of Business Conduct and Ethics, the Company’s stock ownership policy and the Company’s clawback policy related to incentive compensation.

9.	SUCCESSORS AND ASSIGNS.

9.1                   Assignment by the Company.  This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

9.2                  Assignment by Executive.  Executive may not assign this Agreement or any part thereof; provided, however, that nothing herein shall preclude one or more beneficiaries of Executive from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of the intestacy applicable to his estate.

10.	GOVERNING LAW; JURISDICTION.

This Agreement and any disputes arising hereunder or related hereto shall be governed by, and for all purposes shall be construed in accordance with, the laws of the State of Iowa, without regard to the principles or rules of conflict of laws thereof.  Unless the Parties agree otherwise, any legal action, suit or proceeding against either Party arising out of or in connection with this Agreement or disputes relating hereto shall be brought exclusively in the United States District Court for the Southern District of Iowa or, if such court does not have subject matter jurisdiction, the state courts of Iowa located in Des Moines, Iowa.  The Parties hereby consent and agree to submit to the jurisdiction of the State of Iowa for purposes of enforcing this Agreement.

11.	SECTION 409A.

This Agreement is intended to satisfy, or be exempt from, the requirements of Code Section 409A and should be interpreted accordingly. For purposes of Code Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. Notwithstanding anything to the contrary in this Agreement, if any amount payable pursuant to this Agreement constitutes a deferral of compensation subject to Code Section 409A, and if such amount is payable as a result of Executive’s “separation from service” at such time as Executive is a “specified employee” (within the meaning of those terms as defined in Code Section 409A), then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the date that is six (6) months after Executive’s separation from service.  To the extent necessary to comply with Code Section 409A, if the Release Period spans two (2) calendar years, payment of the Severance Pay described in Section 7.4 hereof shall be made in the second calendar year, and payment of the Benefits Continuation Payments described in Section 7.4 shall commence in the second calendar year. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, Executive shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement.  To the extent required to avoid any accelerated taxation or penalties under Code Section 409A, amounts reimbursable to Executive under this Agreement shall be paid on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursements (and in-kind benefits provided) during any one year may not affect amounts reimbursable or provided in any subsequent year.  Executive shall be solely responsible for the payment of any taxes and penalties incurred under Code Section 409A.

12.	ENTIRE AGREEMENT.

This Agreement and those plans and agreements referenced herein, including the Change of Control Agreement, contain all the understandings and representations between the Parties hereto pertaining to the subject of the employment of Executive by the Company and supersede all undertakings, term sheets and agreements, whether oral or in writing, if any there be, previously entered into by them with respect thereto.

13.	AMENDMENT OR MODIFICATION; WAIVER.

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Executive and by a duly authorized officer of the Company and approved in advance by the Board.  Except as otherwise specifically provided in this Agreement, no waiver by either Party hereto of any breach by the other Party of any condition or provision of the Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

14.	NOTICES.

Any notice to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by overnight mail, such as Federal Express, addressed to the Party concerned at the address indicated below or to such other address as such Party may subsequently give notice of hereunder in writing:

If to Company:

Casey’s General Stores, Inc.
One Convenience Boulevard
Ankeny, Iowa 50021
Attn:  General Counsel

If to Executive:

Darren M. Rebelez
(at Executive’s primary address on the books and records of the Company from time to time)

15.	SEVERABILITY.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

16.	WITHHOLDING.

Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive or his beneficiaries, including his estate, shall be subject to withholding and deductions as the Company may reasonably determine it should withhold or deduct pursuant to any applicable law or regulation.  In lieu of withholding or deducting, such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

17.	SURVIVORSHIP.

The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18.	HEADINGS.

Headings of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

19.	COUNTERPARTS.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic means (including by “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

20.	KNOWLEDGE AND REPRESENTATION.

Executive acknowledges that the terms of this Agreement have been fully explained to him, that Executive understands the nature and extent of the rights and obligations provided under this Agreement, and that Executive has had the opportunity and sought such legal counsel in the negotiation and preparation of this Agreement as he has determined to be appropriate.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

[Signature Page Follows]

	DARREN M. REBELEZ			CASEY’S GENERAL STORES, INC.

By:	/s/ Darren M. Rebelez		By:	/s/ H. Lynn Horak
	Name:	Darren M. Rebelez		Name:	H. Lynn Horak
				Title:	Chairman of the Board of Directors

[Signature Page to Darren M. Rebelez Employment Agreement]

Exhibit A - 1

EXHIBIT A

EXECUTIVE’S EXISTING BOARD MEMBERSHIPS

1.	Torchmark Corporation, Member of Board of Directors

2.	Children of Fallen Patriots Foundation, Member of Board of Advisors

Exhibit B - 1

EXHIBIT B

Form of General Release

[CASEY’S LETTERHEAD]

[DATE]

Darren M. Rebelez

Re:            Separation and General Release

Dear Darren:

This general release agreement (“Release Agreement”) confirms our understanding and agreement with respect to the terms and conditions associated with the separation of your employment from Casey’s General Stores, Inc. (“Casey’s” or the “Company”).  Your employment with Casey’s ended on [●].  Your salary or wages, less applicable withholdings and deductions, has been or will be paid in full through that date, pursuant to Section 7.4 of the Employment Agreement entered into by you and the Company on May 31, 2019, effective June 24, 2019 (the “Employment Agreement”).

1.            In consideration of the “General Release” you provide in Paragraph 2 below (as defined therein) and the other promises and representations you make in this Release Agreement, and subject to your compliance with Section 8 of the Employment Agreement, Casey’s agrees to provide you with the treatment of the Make-Whole Award (as defined in the Employment Agreement) as set forth under Section 3.3(a) of the Employment Agreement and the Severance Pay and Benefits Continuation Payments (each as defined in the Employment Agreement) under Section 7.4 of the Employment Agreement (collectively, the “Release Pay”).

(a)            You acknowledge and represent that, except with regard to the Release Pay, all compensation and benefits due to you by Casey’s, whether by contract or by law, have been paid in full, and you have been provided all rights and benefits to which you are entitled without interference by Casey’s, including but not limited to vacation, sick time, paid or unpaid time off, Family and Medical Leave (“FMLA”), accommodation for any disability, and any contractual rights or privileges, and that you have no outstanding claims for any compensation or benefits.

(b)            You further acknowledge and represent that the consideration provided by Casey’s in this Release Agreement is adequate and satisfactory in exchange for the General Release provided by you in Paragraph 2 below (including subparagraphs a, b, and c) and for the other commitments you make to Casey’s in this Release Agreement.

Exhibit B - 2

       (c)            In the event this Release Agreement does not take effect (as provided in Paragraph 8), Casey’s shall have no obligation to provide you with the Release Pay described above.

2.                     General Release:  In exchange for the Release Pay set forth in Paragraph 1 above, and other consideration provided to you in this Release Agreement, you hereby agree unconditionally to release, acquit, and forever discharge Casey’s, and all of its parents, subsidiaries, affiliates, predecessors, successors, and assigns, and all of their current and former owners, shareholders, general or limited partners, joint venturers, directors, officers, employees, agents, representatives, and attorneys, and any persons acting by, through, under, or in concert with any of them, and all successors and assigns thereof (collectively, “Released Parties”) from any and all claims, charges, complaints, demands, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, entitlements, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses), of any nature whatsoever, whether or not you know about them at the time this Release Agreement becomes effective and enforceable, and even if you would not have entered into this Release Agreement had you known about them, which you now have or may later claim to have against the Released Parties, individually or collectively, because of any matter, act, omission, transaction, occurrence, or event that has or is alleged to have occurred up to the date you sign this Release Agreement and is related in any way to Casey’s, its operations, your employment with Casey’s, or your separation from said employment, other than as set forth in Section 2(c) below (collectively, “Claims”).  You hereby waive any right to receive any benefits or remedial relief as a consequence of any Claims filed with or by the Equal Employment Opportunity Commission (the “EEOC”), any other state or federal agency or any other person or entity (governmental or otherwise), including any class or collective action lawsuit or complaint filed by any individual or entity against any of the Released Parties (such waiver together with the release in preceding sentence, the “General Release”).  This General Release does not release or waive any rights or claims that may arise after the date this Release Agreement is executed.

   (a)                  Without limiting the General Release above, you also knowingly and voluntarily waive and release any and all Claims under the Age Discrimination in Employment Act, codified at Chapter 14 of Title 29 of the United States Code, 29 U.S.C. § 621-634 (the “ADEA”).  However, you are not releasing any age discrimination claims that may arise under the ADEA after the date this Release Agreement becomes effective (as provided in Paragraph 8).

(b)                 Also without limiting the General Release above, you knowingly and voluntarily waive and release any and all Claims under:

(1)	Title VII of the Civil Rights Act of 1964, as amended, and 42 U.S.C. § 1981 and 42 U.S.C. § 1983;

(2)	The Equal Pay Act and the Fair Labor Standards Act, as amended;

(3)	The Americans with Disabilities Act;

(4)	The FMLA;

Exhibit B - 3

(5)	The Employee Retirement Income Security Act of 1974 and The Consolidated Omnibus Budget Reconciliation Act;

(6)	The Occupational Safety and Health Act of 1970;

(7)	The Rehabilitation in Employment Act;

(8)	The Older Workers Benefits Protection Act;

(9)	Any and all claims based on “public policy”;

(10)
Any and all claims under any federal, state or local laws pertaining to employment, employment compensation, or employment benefits; personal injury; injury to reputation; injury to property; intentional torts; negligence; wrongful termination; constructive discharge; retaliation; discrimination; harassment; breach of express or implied contract; promissory estoppel, misrepresentation, and any and all claims for recovery of lost wages or back pay, stock options, fringe benefits, pension benefits, liquidated damages, front pay, compensatory and/or punitive damages, attorneys’ fees, injunctive or equitable relief, or any other form of relief; and

(11)
Any and all other claims of any kind based on any federal, state, or local constitution, statute, law, rule, regulation, judicial doctrine, contract, or common law, or other theory arising out of any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to the effective date of this Release Agreement, whether or not involving alleged continuing violations.

(c)            You also agree to secure the dismissal, with prejudice, of any proceeding, grievance, action, charge or complaint, if any, that you or anyone else on your behalf has filed or commenced against Casey’s or any of the other Released Parties with respect to any matter involving your employment with Casey’s, your separation from employment with Casey’s or any other matter that is the subject of the General Release.  Notwithstanding the foregoing, nothing in this Release Agreement is intended to limit or interfere in any way with the ability of either you or Casey’s to consult legal counsel, to provide testimony pursuant to a subpoena or notice of deposition or as otherwise required by law.  Nothing in this Release Agreement is intended to cause you to waive or release any claim which cannot be validly waived or released by private agreement.  Specifically, nothing in this Release Agreement prohibits you from filing a charge or complaint with, reporting possible violations of any law or regulation, making disclosures to, and/or participating in any investigation or proceeding conducted by any federal, state, or local agency, including the National Labor Relations Board (the “NLRB”), the EEOC, the Securities and Exchange Commission (the “SEC”), the Department of Fair Employment and Housing (the “DFEH”) and/or any governmental authority charged with the enforcement of any employment laws.  However, you understand that by signing this Release Agreement you are waiving the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, the DFEH or any other state or local federal agency on your behalf to the fullest extent permitted by law. Notwithstanding the foregoing, this Release Agreement is not intended to, and shall not be interpreted in any manner that limits or restricts you from, exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934) or receiving an award for information provided to any government agency under any legally protected whistleblower rights.  This General Release is not intended to, and shall not, serve as a release of your rights to (i) the Accrued Obligations (as defined in the Employment Agreement) or (ii) advancement and indemnification in respect of your service as a director or officer of the Company or any of its subsidiaries, which shall continue without regard to the termination of the Employment Agreement or your employment with the Company.

Exhibit B - 4

3.            You acknowledge that all, if any, known workplace injuries or occupational diseases were timely reported to Casey’s and that currently you have no known workplace injuries or occupational diseases that have not been reported.  You further acknowledge that you have no pending workers’ compensation claims and that this Release Agreement is not related in any way to any claim for workers’ compensation benefits, and that you have no basis for such a claim.

4.            You covenant and agree that you will not disclose the existence or terms of this Release Agreement to any person except (a) licensed attorney(s) for the purpose of obtaining legal advice; (b) licensed or certified accountant(s) for the purpose of preparing tax returns or other financial services; (c) in formal proceedings to enforce the terms of this Release Agreement; or (d) as required by law or court order, provided that, if permitted by applicable law, you give Casey’s enough advance notice prior to any disclosure pursuant to subsection (d) to intervene or take action as appropriate.

5.            You acknowledge that you and the Company continue to be bound by the terms of the Employment Agreement, including Section 8 thereof, and that you will not compete with Casey’s, solicit Casey’s employees and customers or use or disclose Confidential Information (as defined in the Employment Agreement) except as may be permitted under the Employment Agreement (such obligations, “Restrictive Covenants”).  You acknowledge that this Release Agreement supersedes any and all previous agreements between you and Casey’s (except for the Restrictive Covenants), and that Casey’s has made no promise to you other than what is written in this Release Agreement or the Employment Agreement or what is set forth in the Benefit Plans and Agreements (as defined in the Employment Agreement), with respect to the subject matter referred to in this Release Agreement.  You further acknowledge that all rights and obligations under this Release Agreement shall be binding upon and be granted only to you, your heirs, legatees and legal representatives and to Casey’s and each of the other Released Parties and their respective successors, assigns, heirs, legatees and legal representatives.  You also agree not to assign or transfer any rights or obligations under this Release Agreement.  If a court of competent jurisdiction finds that any portion of this Release Agreement is illegal or invalid, that portion will be modified or excluded from the Release Agreement only to the extent required by law, but the validity of the remaining portion will not be affected.

Exhibit B - 5

 6.            By entering into this Release Agreement neither Casey’s nor you claim or admit to any liability or wrongdoing and each denies that it has any liability to the other or has acted wrongly toward the other.

 7.            You and Casey’s agree that the laws of the State of Iowa shall govern the interpretation and performance of this Agreement, and that any lawsuit regarding this Release Agreement may be brought only in a court of competent jurisdiction within the State of Iowa.

 8.            Regarding the ADEA, you acknowledge, understand, agree, and/or declare the following:

(a)
Casey’s provided you with a copy of this Release Agreement before you signed it, and you have carefully read and fully understand Release the Agreement, and knowingly and voluntarily have decided to enter into this Release Agreement, after having had a reasonable time to consider it.

(b)	Casey’s hereby advises you to consult with and have this Release Agreement reviewed by an attorney before you sign it.

(c)
In exchange for waiving any rights or claims, including rights or claims under the ADEA, you have received valid and sufficient consideration pursuant to this Agreement, and such consideration is in addition to anything of value to which you already were entitled.

(d)
You have been given a period of at least twenty-one (21) calendar days within which to consider this Release Agreement.  Changes to the Release Agreement, whether material or immaterial, have not restarted the running of this twenty-one (21) day period.

(e)
You may revoke this Release Agreement for a period of seven (7) calendar days following the date you signed the Agreement (the “Revocation Period”).  The Release Agreement will not become effective or enforceable until the Revocation Period has expired.  If you choose to revoke the Release Agreement, you must notify Casey’s in writing, and personally deliver the notice or deposit it in the United States Mail, postage prepaid, certified, or registered mail, return receipt requested, addressed to:  Casey’s General Stores, Inc., One Convenience Boulevard, Ankeny, Iowa 50021, Attn: Corporate Secretary.

(f)
If you do not execute this Release Agreement within fifty-three (53) calendar days following the date of your termination of employment from the Company, or if you revoke this Release Agreement before the expiration of seven (7) days after executing it, or, in each case, such longer period as may be required by applicable law, the Release Agreement will not become effective or enforceable, and you will not be entitled to receive any payments or benefits provided under this Release Agreement.

Exhibit B - 6

Accepting the terms of this Release Agreement, and intending to be bound by its terms, you and Casey’s have signed this Release Agreement as of the dates shown below.

DARREN M. REBELEZ	CASEY’S GENERAL STORES, INC.

By:	By:
Date:	Name:
Title:
Date:

[Signature Page to Darren M. Rebelez General Release]

Exhibit C - 1

EXHIBIT C

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (“Agreement”) is hereby entered into by and between Casey’s General Stores, Inc. (the “Company”) and Darren M. Rebelez (the “Employee”) (each, a “Party”), effective as of the 24th day of June, 2019.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company; and

WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Employee with compensation arrangements upon a Change of Control which provide the Employee with individual financial security and which are competitive with those of other corporations and, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.        Certain Definitions.  (a) An “Anticipatory Qualifying Termination” means a termination of the Employee’s employment (i) by the Company other than for Cause, Disability or death or (ii) by the Employee for Good Reason, in each case, following a Potential Change of Control but prior to the date on which a Change of Control occurs so long as it is reasonably demonstrated that such termination (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (y) otherwise arose in connection with or anticipation of a Change of Control and, in either case, such Change of Control actually occurs (such terms, as defined below).

(b)            “Change of Control” shall have the meaning set forth in the Company’s 2018 Stock Incentive Plan, as amended from time to time.

(c)            The “Change of Control Period” is the period commencing on the date hereof and ending on the earlier to occur of (i) the second anniversary of such date or (ii) the first day of the month next following the Employee’s normal retirement date (“Normal Retirement Date”) under the terms of the Casey’s General Stores 401(k) Plan or any successor retirement plan (the “Retirement Plan”); provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate on the earlier of (x) two years from such Renewal Date or (y) the first day of the month coinciding with or next following the Employee’s Normal Retirement Date, unless at least 60 days prior to the Renewal Date the Company shall give notice that the Change of Control Period shall not be so extended; provided, further, that in the event of a Potential Change of Control, the Company may not provide such notice until at least one month following the public announcement of the abandonment of the transaction or series of transactions that resulted in a Potential Change of Control.

2

(d)            The “Effective Date” shall be the first date during the Change of Control Period on which a Change of Control occurs.  Anything in this Agreement to the contrary notwithstanding, in the event the Employee experiences an Anticipatory Qualifying Termination, for all purposes of this Agreement the “Effective Date” shall mean the first date during the Change of Control Period on which a Potential Change of Control occurs.

(e)            The “Employment Period” shall be the period commencing on the first date during the Change of Control Period on which a Change of Control occurs and ending on the earlier to occur of (i) the second anniversary of such date or (ii) the first day of the month coinciding with or next following the Employee’s Normal Retirement Date.

(f)            “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(g)            A “Potential Change of Control” shall be deemed to have occurred if either of the following events shall have occurred:  (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; or (ii) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control.

2.      Termination.  (a) Death or Disability.  The Employee’s employment with the Company shall terminate automatically upon the Employee’s death.  In the event of the Employee’s Disability (as defined below), the Company may give to the Employee written notice of its intention to terminate the Employee’s employment.  In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the “Disability Termination Date”); provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties.  For purposes of this Agreement, “Disability” means (i) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Employee or (ii) if there is no such plan applicable to the Employee, a disability which, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers; provided, however, that if any amounts payable under this Agreement constitute deferred compensation (within the meaning of Code Section 409A, Internal Revenue Code (the “Code”), including current and future guidance and regulations interpreting such provisions (collectively, “Code Section 409A”)), and payment of such amount is intended to be triggered pursuant to Code Section 409A(a)(ii) by the Employee’s disability, such term shall mean that the Employee is considered “disabled” within the meaning of Code Section 409A.

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(b)            Cause.  The Company may terminate the Employee’s employment for “Cause.” For purposes of this Agreement, “Cause” means (i) an act or acts of personal dishonesty taken by the Employee and intended to result in substantial personal enrichment of the Employee at the expense of the Company; (ii) willful and deliberate failure to perform the Employee’s material duties to the Company and which is not remedied within 10 days after receipt of written notice from the Company; or (iii) the conviction of the Employee of a felony.

(c)            Good Reason.  The Employee’s employment may be terminated by the Employee for Good Reason.  For purposes of this Agreement, “Good Reason” means

(i)            the assignment to the Employee of any duties inconsistent in any respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect immediately prior to the Effective Date, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities;

(ii)            a reduction in the Employee’s annual base salary, annual bonus target opportunity or target long-term incentive opportunity (each, in effect immediately prior to the Effective Date);

(iii)            the Company’s requiring the Employee to relocate the Employee’s primary workplace more than 35 miles from such location immediately prior to the Effective Date;

(iv)            the Company’s or any of its subsidiary’s material breach of this Agreement or any other agreement entered into between the Employee and the Company or its subsidiaries;

(v)            the Company’s failure to pay any compensation due and owing to the Employee; or

(vi)            any failure by the Company to comply with and satisfy Section 9(c) of this Agreement.

Notwithstanding the foregoing, the occurrence of any of the events described in the immediately preceding clauses (i) through (vi) above shall not constitute Good Reason unless, (x) in accordance with Section 2(d) hereof, the Employee provides the Company with written notice within 60 calendar days after the initial occurrence of any such event that the Employee believes constitutes Good Reason; (y) the Company thereafter fails to cure such event within 30 calendar days after receipt of such notice; and (z) the Employee’s date of termination as a result of such event occurs within 30 calendar days after the expiration of the cure period.  For purposes of this Section 2(c), during the Employment Period, any good faith determination of “Good Reason” made by the Employee shall be conclusive.

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(d)            Notice of Termination.  Any termination by the Company for Cause or by the Employee for Good Reason shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 10(c) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated; and (iii) in the case of a termination by the Company for Cause, if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 15 days after the giving of such notice).  The failure by the Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

(e)            Date of Termination.  “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Employee’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Employee of such termination and (ii) if the Employee’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Termination Date, as the case may be.

3.               Obligations of the Company upon Termination.

(a)            Death.  If, during the Employment Period, the Employee’s employment is terminated by reason of the Employee’s death, this Agreement shall terminate without further obligations to the Employee’s legal representatives under this Agreement, other than (i) all rights to advancement and indemnification in respect of the Employee’s service as a director or officer of the Company or any of its subsidiaries, which shall continue without regard to termination of this Agreement or the Employee’s employment with the Company, and (ii) in respect of (A) the Employee’s full base salary through the Date of Termination at the rate in effect on the Date of Termination or, if higher, at the rate in effect immediately prior to the Effective Date through the Date of Termination (the “Highest Base Salary”); (B) the product of the annual bonus earned by the Employee for the last full fiscal year and a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; (C) any compensation previously deferred by the Employee (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company; (D) all reasonable expenses incurred by the Employee through the Date of Termination, which are reimbursable in accordance with the Company’s policies as in effect from time to time; provided that, following the Effective Date, such reimbursement policies must be at least as favorable to the Employee as in effect immediately prior to the Effective Date; and (E) other vested benefits to which the Employee is entitled in accordance with the terms of the applicable plans and agreements of the Company and its subsidiaries (excluding any such plans and agreements of the Company and its subsidiaries providing for severance payments and/or benefits) (such amounts specified in clause (ii) are hereinafter referred to as “Accrued Obligations”).  All such Accrued Obligations shall be paid to the Employee’s estate or beneficiary, as applicable, in a lump-sum in cash within 30 days of the Date of Termination or within such other period required pursuant to the applicable plan or agreement.  Anything in this Agreement to the contrary notwithstanding, the Employee’s family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company and any of its subsidiaries to surviving families of employees of the Company and such subsidiaries under such plans, programs, practices and policies relating to family death benefits, if any, in accordance with the most favorable plans, programs, practices and policies of the Company and its subsidiaries in effect immediately preceding the Effective Date or, if more favorable to the Employee and/or the Employee’s family, as in effect on the date of the Employee’s death with respect to other key employees of the Company and its subsidiaries and their families.

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(b)            Disability.  If, during the Employment Period, the Employee’s employment is terminated by reason of the Employee’s Disability, this Agreement shall terminate without further obligations to the Employee, other than (i) in respect of the Accrued Obligations, which shall be paid to the Employee in a lump-sum in cash within 30 days of the Date of Termination or within such other period required pursuant to the applicable plan or agreement, and (ii) all rights to advancement and indemnification in respect of the Employee’s service as a director or officer of the Company or any of its subsidiaries, which shall continue without regard to termination of this Agreement or the Employee’s employment with the Company.  Anything in this Agreement to the contrary notwithstanding, the Employee shall be entitled after the Disability Termination Date to receive disability and other benefits at least equal to the most favorable of those provided by the Company and its subsidiaries to disabled employees and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, in accordance with the most favorable plans, programs, practices and policies of the Company and its subsidiaries in effect immediately preceding the Effective Date or, if more favorable to the Employee and/or the Employee’s family, as in effect at any time thereafter with respect to other key employees of the Company and its subsidiaries and their families.

(c)            Cause; Other than for Good Reason.  If, during the Employment Period, the Employee’s employment shall be terminated by the Company for Cause or by the Employee (other than for Good Reason), this Agreement shall terminate without further obligations to the Employee other than (i) in respect of the Accrued Obligations (excluding the prorated annual bonus), which shall be paid to the Employee in a lump-sum in cash within 30 days of the Date of Termination or within such other period required pursuant to the applicable plan or agreement, and (ii) all rights to advancement and indemnification in respect of the Employee’s service as a director or officer of the Company or any of its subsidiaries, which shall continue without regard to termination of this Agreement or the Employee’s employment with the Company.

(d)            Good Reason; Other Than for Cause or Disability.  If, during the Employment Period, the Company shall terminate the Employee’s employment other than for Cause, Disability, or death or if the Employee shall terminate his or her employment for Good Reason:

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(i)            The Company shall pay to the Employee in a lump-sum in cash within 30 days after the Date of Termination (or, in the case of the Accrued Obligations, within such other period specified by any applicable plan or agreement) the aggregate of the following amounts:

A.            Accrued Obligations (other than the prorated annual bonus);

B.            the product of (x) the annual bonus earned by the Employee for the last full fiscal year (if any) ending during the Employment Period or, if higher, the annual bonus earned by the Employee for the last full fiscal year prior to the Effective Date (as applicable, the “Recent Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365;

C.            the product of (x) 2.5 and (y) the sum of (i) the Highest Base Salary and (ii) the Recent Bonus; and

D.            an amount equal to 30 months of the monthly COBRA premiums that the Employee would be required to pay to continue his or her group health coverage as in effect on the Date of Termination for himself or herself and his or her eligible covered dependents, which payment will be made less applicable withholdings and regardless of whether the Employee elects COBRA continuation coverage.

(ii)            The Employee shall be entitled to all rights to advancement and indemnification in respect of the Employee’s service as a director or officer of the Company or any of its subsidiaries, which shall continue without regard to termination of this Agreement or the Employee’s employment with the Company.

(e)            Anticipatory Qualifying Termination.  In the event that the Employee experiences an Anticipatory Qualifying Termination during the Change of Control Period, then the Employee shall be entitled to receive (i) any unpaid Accrued Obligations (other than the prorated annual bonus), (ii) a lump-sum cash payment within 30 days after the Change of Control in an aggregate amount equal to the excess, if any, of (x) the aggregate amount of the severance payments provided for in Sections 3(d)(i)(B) through (D) hereof over (y) the aggregate amount of severance payments the Employee received or is entitled to receive from the Company under any applicable plan of the Company or any of its subsidiaries, or any applicable agreement between the Employee and the Company or any of its subsidiaries other than this Agreement, as a result of the Employee’s Anticipatory Qualifying Termination, and (iii) all rights to advancement and indemnification in respect of the Employee’s service as a director or officer of the Company or any of its subsidiaries, which shall continue without regard to termination of this Agreement or the Employee’s employment with the Company.

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4.            Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its subsidiaries and for which the Employee may qualify (other than any other plan providing for severance payments or benefits), nor shall anything herein limit or otherwise affect such rights as the Employee may have under any stock option, restricted stock unit, performance-based restricted stock unit or other agreements with the Company or any of its subsidiaries.  For the avoidance of doubt, the Employee’s equity awards that are outstanding on the Date of Termination, if any, shall be treated in accordance with the 2009 Stock Incentive Plan and the 2018 Stock Incentive Plan (each, as amended from time to time), the applicable award agreements and any other agreement entered into between the Employee and the Company or its subsidiaries governing the terms of such equity awards.

5.            Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others.  In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement.  In the event that the Employee prevails in a legal action, suit or proceeding against the Company pursuant to Section 6 hereof, the Company agrees to pay, to the full extent permitted by law, until the Employee’s death and, to his or her successors in interest, for a period of 10 years thereafter, all legal fees and expenses which the Employee may reasonably incur as a result of such contest by the Company, the Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Employee about the amount of any payment pursuant to Section 3(d) or 3(e) of this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

6.            Governing Law; Jurisdiction.   This Agreement and any disputes arising hereunder or related hereto shall be governed by, and for all purposes construed in accordance with, the laws of the State of Iowa, without regard to the principles or rules of conflict of laws thereof.  Unless the Parties agree otherwise, any legal action, suit or proceeding against either Party arising out of or in connection with this Agreement or disputes relating hereto shall be brought exclusively in the United States District Court for the Southern District of Iowa or, if such court does not have subject matter jurisdiction, the state courts of Iowa located in Des Moines, Iowa. The Parties hereby consent and agree to submit to the jurisdiction of the State of Iowa for purposes of enforcing this Agreement.

7.            Limitation on Certain Payments.  (a) Notwithstanding anything in this Agreement to the contrary, in the event it is determined by reasonable computation by a nationally recognized certified public accounting firm that is designated by the Company prior to the Change of Control (which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate such Change of Control) (the “Accountant”), which determination shall be reflected in a document delivered to the Employee setting forth in reasonable detail the basis of the Accountant’s calculations (including any assumptions that the Accountant made in performing the calculations), that part or all of the consideration, compensation or benefits to be paid to the Employee under this Agreement or otherwise constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to the Employee under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds the maximum amount that would not give rise to any liability under Section 4999 of the Code, the amounts constituting “parachute payments” which would otherwise be payable to the Employee or for the Employee’s benefit shall be reduced to the maximum amount that would not give rise to any liability under Section 4999 of the Code (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Accountant determines that without such reduction the Employee would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code in respect of the Parachute Amount), an amount that is greater than the amount, on a net after-tax basis, that the Employee would be entitled to retain upon receipt of the Reduced Amount.  For the avoidance of doubt, this provision, shall reduce the Parachute Amount otherwise payable to the Employee, only if doing so would place the Employee in a better net after-tax economic position as compared with not doing so (taking into account any excise taxes payable in respect of such Parachute Amount).  In connection with making determinations under this Section 7(a), the Accountant shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by the Employee before or after the Change of Control, including any amounts payable to the Employee following the Employee’s termination of employment hereunder with respect to any non-competition provisions that may apply to the Employee, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

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(b)            If the determination made pursuant to Section 7(a) results in a reduction of the payments that would otherwise be paid to the Employee except for the application of Section 7(a), the Company shall promptly give the Employee notice of such determination.  Such reduction in payments shall be first applied to reduce any cash payments that the Employee would otherwise be entitled to receive (whether pursuant to this Agreement or otherwise) and shall thereafter be applied to reduce other payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination, unless, to the extent permitted by Code Section 409A, the Employee elects to have the reduction in payments applied in a different order; provided that, in no event may such payments be reduced in a manner that would result in subjecting the Employee to additional taxation under Code Section 409A.  Within five business days following such determination, the Company shall pay or distribute to the Employee, or for the Employee’s benefit, such amounts as are then due to the Employee under this Agreement and shall promptly pay or distribute to the Employee, or for the Employee’s benefit, in the future such amounts as become due to the Employee under this Agreement.

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(c)            As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the Employee’s benefit pursuant to this Agreement or otherwise that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by the Company to or for the Employee’s benefit pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accountant (based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Employee, with respect to which the Accountant believes the Internal Revenue Service should prevail) determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the Employee’s benefit shall be repaid by the Employee to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Employee is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes.  In the event that the Accountant, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the Employee’s benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

8.            Confidential Information.  (a) The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, and their respective businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company or any of its subsidiaries and which shall not be or become public knowledge (other than by acts by the Employee or his or her representatives in violation of this Agreement).  After termination of the Employee’s employment with the Company, the Employee shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under this Agreement.

(b)            This Agreement is not intended to limit or restrict, and shall not be interpreted in any manner that limits or restricts, the Employee from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act (“Section 21F”)) or receiving an award for information provided to any government agency under any legally protected whistleblower rights. Notwithstanding anything in this Agreement to the contrary, nothing in or about this Agreement prohibits the Employee from: (i) filing and, as provided for under Section 21F, maintaining the confidentiality of a claim with the Securities Exchange Commission (the “SEC”); (ii) providing confidential information to the SEC, or providing the SEC with information that would otherwise violate this Section 8, to the extent permitted by Section 21F; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F.

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9.              Successors.  (a) This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b)            This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)            The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.            Miscellaneous.  (a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)            This Agreement is intended to satisfy, or be exempt from, the requirements of Code Section 409A and should be interpreted accordingly. For purposes of Code Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. Notwithstanding anything to the contrary in this Agreement, if any amount payable pursuant to this Agreement constitutes a deferral of compensation subject to Code Section 409A, and if such amount is payable as a result of the Employee’s “separation from service” at such time as the Employee is a “specified employee” (within the meaning of those terms as defined in Code Section 409A), then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the date that is six months after the Employee’s separation from service.  Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, the Employee shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement.  To the extent required to avoid any accelerated taxation or penalties under Code Section 409A, amounts reimbursable to the Employee under this Agreement shall be paid on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursements (and in-kind benefits provided) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit.  The Employee shall be solely responsible for the payment of any taxes and penalties incurred under Code Section 409A.

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(c)            All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:  If to the Company, to Casey’s General Stores, Inc., P.O. Box 3001, One SE Convenience Blvd., Ankeny, Iowa 50021, Attn:  General Counsel; and if to the Employee, to his or her address appearing on the books of the Company, or to his or her residence, or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(d)            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)            The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)            The Employee’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

(g)            This Agreement contains the entire understanding of the Company and the Employee with respect to the subject matter hereof.

(h)            The Employee and the Company acknowledge that the employment of the Employee by the Company is “at will”, and, prior to the Effective Date, may be terminated by either the Employee or the Company at any time, with or without cause, and with or without prior notice.  The Employee acknowledges that this Agreement does not constitute a contract of continued employment for any specified term, or a contract of any type for any benefits or rights of employment, until the Effective Date hereof, and that upon a termination of the Employee’s employment prior to the Effective Date, there shall be no further rights under this Agreement.

IN WITNESS WHEREOF, the Employee has hereunto set his or her hand and, pursuant to the authorization from its Board of Directors, the Company as caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

[Signature Page Follows]

COMPANY: CASEY’S GENERAL STORES, INC.

By:	/s/ H. Lynn Horak
	Name:	H. Lynn Horak
	Title:	Chairman of the Board of Directors

EMPLOYEE:

By:	/s/ Darren M. Rebelez
	Name:	Darren M. Rebelez

[Signature Page to Darren M. Rebelez Change of Control Agreement]